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                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 ____________________________
                                                Washington, D.C. 20549                              | OMB APPROVAL               |
 ________                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             |                            |
| FORM 3 |               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    | OMB Number 3235-0104       |
|________|                   Section 17(a) of the Public Utility Holding Company Act of 1935        | Expires January 31, 2005   |
                                  or Section 30(h) of the Investment Company Act of 1940            | Estimated average burden   |
                                                                                                    | hours per response.....0.5 |
(Print or Type Responses)                                                                           |____________________________|
___________________________________________________________________________________________________________________________________
|1. Name and Address of        | 2. Date of Event          | 4. Issuer Name and Ticker or Trading Symbol                           |
|   Reporting Person*          |    Requiring Statement    |                                                                       |
|                              |    (Month/Day/Year)       |  GATEWAY INTERNATIONAL HOLDINGS, INC. (GWIH:BB)                       |
|                              |                           |                                                                       |
|                              |    10/23/2002             |                                                                       |
|______________________________|___________________________|_______________________________________________________________________|
|(Last)    (First)    (Middle) | 3. I.R.S. Identification  | 5. Relationship of Reporting | 6. If Amendment, | 7. Individual or    |
| Lennert   Daniel             |    Number of Reporting    |    Persons(s) to Issuer      |    Date of       |    Joint/Group      |
|                              |    Person, if an entity   |    (Check all applicable)    |    Original      |    Filing (Check    |
|______________________________|    (voluntary)            |    Director     X  10% Owner |    (Month/Day/   |    Applicable Line) |
|         (Street)             |                           | ---            ---           |     /Year)       |                     |
|                              |                           |  X Officer         Other     |                  |  X  Form filed by   |
|                              |                           | ---            ---           |                  | --- One Reporting   |
| 1313 S. State College        |                           |    (give title     (specify  |                  |     Person          |
| Parkway                      |                           |     below)          below)   |                  |     Form filed by   |
|                              |                           |  President of Subsidiary     |                  | --- More than one   |
|                              |                           |  -----------------------     |                  |     Reporting Person|
|                              |                           |  (Bechler Cams, Inc.)        |                  |                     |
|                              |                           |  --------------------        |                  |                     |
|______________________________|___________________________|______________________________|__________________|_____________________|
|(City)     State)       (Zip) |                                                                                                   |
|                              |                                                                                                   |
|Anaheim  California    92806  |                      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                       |
|                              |                                                                                                   |
|                              |                                                                                                   |
|______________________________|___________________________________________________________________________________________________|
|1. Title of Security          | 2. Amount of Securities   | 3. Ownership Form: Direct (D) | 4. Nature of Indirect Beneficial      |
|   (Instr. 4)                 |    Beneficially Owned     |    or  Indirect (I)           |    Ownership                          |
|                              |    (Instr. 4)             |    (Instr. 5)                 |    (Instr. 5)                         |
|______________________________|___________________________|_______________________________|_______________________________________|
|Common Stock, $0.001 par value|      5,918,750            |         D                     |                                       |
|______________________________|___________________________|_______________________________|_______________________________________|
|                              |                           |                               |                                       |
|______________________________|___________________________|_______________________________|_______________________________________|
|                              |                           |                               |                                       |
|______________________________|___________________________|_______________________________|_______________________________________|
|                              |                           |                               |                                       |
|______________________________|___________________________|_______________________________|_______________________________________|
|                              |                           |                               |                                       |
|______________________________|___________________________|_______________________________|_______________________________________|
|                              |                           |                               |                                       |
|______________________________|___________________________|_______________________________|_______________________________________|
|                              |                           |                               |                                       |
|______________________________|___________________________|_______________________________|_______________________________________|

 Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

 Explanation of Responses:

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

___________________________________________________________________________________________________________________________________
|                                                                                                                                  |
|       TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)         |
|__________________________________________________________________________________________________________________________________|
| 1. Title of     | 2. Date Exercisable    | 3. Title and Amount | 4. Conversion or  | 5. Ownership Form |  6. Nature of Indirect  |
|    Derivative   |    and Expiration      |    of Securities    |    Exercise Price |    of Derivative  |     Beneficial Ownership|
|    Security     |    Date                |    Underlying       |    of Derivative  |    Securities:    |     (Instr. 5)          |
|    (Instr. 4)   |    (Month/Day/Year)    |    Derivative       |    Securities     |    Direct (D) or  |                         |
|                 |                        |    Securities       |                   |    Indirect (I)   |                         |
|                 |                        |     (Instr. 4)      |                   |      (Instr. 5)   |                         |
|                 |                        |                     |                   |                   |                         |
|_________________|________________________|_____________________|                   |                   |                         |
|                 | Date       | Expiration|  Title |  Amount or |                   |                   |                         |
|                 | Exercisable| Date      |        |  Number of |                   |                   |                         |
|                 |            |           |        |  Shares    |                   |                   |                         |
|_________________|____________|___________|________|____________|___________________|___________________|_________________________|
|                 |                        |                     |                   |                   |                         |
|_________________|________________________|_____________________|___________________|___________________|_________________________|
|                 |                        |                     |                   |                   |                         |
|_________________|________________________|_____________________|___________________|___________________|_________________________|
|                 |                        |                     |                   |                   |                         |
|_________________|________________________|_____________________|___________________|___________________|_________________________|
|                 |                        |                     |                   |                   |                         |
|_________________|________________________|_____________________|___________________|___________________|_________________________|
|                 |                        |                     |                   |                   |                         |
|_________________|________________________|_____________________|___________________|___________________|_________________________|
|                 |                        |                     |                   |                   |                         |
|_________________|________________________|_____________________|___________________|___________________|_________________________|
|                 |                        |                     |                   |                   |                         |
|_________________|________________________|_____________________|___________________|___________________|_________________________|
|                 |                        |                     |                   |                   |                         |
|_________________|________________________|_____________________|___________________|___________________|_________________________|



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
                                                   Daniel Lennert                                 November 18, 2002
                                              -----------------------------------------           -----------------

                                                    **Signature of Reporting Person                     Date

*  If the form is filed by more than one reporting person, see Instruction 5(b)(v)
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note:    File three copies of this Form, one of which must be manually signed.  If space is insufficient,
         See Instruction 6 for procedure.

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